Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 3, 2022 relating to the financial statements of MUFG Union Bank, N.A., appearing in the Current Report on Form 8-K of U.S. Bancorp filed on February 16, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

March 10, 2023